Gaffney, Cline & Associates, Inc.
4425 Westway Park Blvd
Houston, TX 77041

Tel: +1 713 850 9955

January 20, 2023

Board of Directors
Pampa Energía S.A.
Maipú 1 – Piso 22
C 1084ABA Ciudad Autónoma de Buenos Aires.
República Argentina

Ladies and Gentlemen,

Consent of Gaffney, Cline & Associates

We hereby consent to the references to Gaffney, Cline & Associates and to the inclusion of our third-party letter report issued on January 19, 2023, as set forth under the sections "Item 4 Information on the Company – Our Oil and Gas Business – Reserves," "Item 19 Exhibits," and as Exhibit 13.2 in Pampa Energía Sociedad Anónima's (PAMPA) report on Form 20-F for the year ended December 31, 2022, to be filed with the United States Securities and Exchange Commission (SEC).

Our third-party letter report dated January 19, 2023 contains our independent audit of the proved crude oil, condensate, natural gas liquids, gasoline and marketable gas reserves as of December 31, 2022 of the following selected concessions in Argentina in which PAMPA holds interests: El Mangrullo, Rio Neuquén, Rincón del Mangrullo, Rincón de Aranda, Sierra Chata, Aguaragüe, Gobernador Ayala and Chirete-Los Blancos. The above-mentioned reserves cover 97% of PAMPA's total company reserves.

Regarding the total company reserves reported by PAMPA in the Form 20-F, GCA has not audited any reserves reported in the Form 20-F other than the units mentioned above

Yours sincerely,

Project Manager
Eduardo Sanchez J, *Principal Advisor*